Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Teladoc Health, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	500,000 (3)	$23.33	$11,665,000	0.00011020	$1,285.48
Total Offering Amounts					$11,665,000		$1,285.48
Total Fee Offsets							—
Net Fee Due							$1,285.48

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Teladoc Health, Inc. (the “Registrant”) that become issuable under the Teladoc Health, Inc. 2023 Employment Inducement Incentive Award Plan (the “2023 EIIAP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)    Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 25, 2023.
(3)    Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2023 EIIAP.